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         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
         --------------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 20, 2004, relating to the financial statements and financial highlights which appear in the July 31, 2004 Annual Reports to Shareholders of Nuveen NWQ International Value Fund and Nuveen Rittenhouse Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm, Custodian and Transfer Agent" in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois
November 24, 2004